Hammerhead Energy Inc. announces results of its substantial issuer bid

CALGARY, ALBERTA - June 5, 2023 - Hammerhead Energy Inc. ("Hammerhead" or "HEI") (TSX: HHRS, HHRS.WT ; NASDAQ: HHRS, HHRSW) announces the results of its substantial issuer bid (the "Offer"), pursuant to which HEI offered to purchase for cancellation up to 20,000,000 of its warrants ("Warrants") to purchase Class A common shares ("Common Shares") of Hammerhead at a purchase price of US$1.00 per Warrant (the "Purchase Price"), and which expired at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023 (the "Expiration Date").

In accordance with the terms and conditions of the Offer and based on the final calculation by Computershare Investor Services Inc., as depositary for the Offer (the "Depositary"), a total of 12,852,235 Warrants were properly tendered to the Offer and not properly withdrawn. Hammerhead has directed the Depositary to take up all such 12,852,235 Warrants at the Purchase Price, representing an aggregate purchase price of US$12,852,235 and approximately 45% of the total number of Hammerhead's issued and outstanding Warrants as at the time the Offer was commenced on April 27, 2023.  Immediately following the purchase and cancellation of such Warrants, Hammerhead anticipates that 15,697,756 Warrants, 91,049,197 Common Shares, 5,080,060 legacy restricted share units, 650,495 legacy options, and 1,945,115 restricted share awards will be issued and outstanding.

Payment for the Warrants accepted for purchase will be made in accordance with the terms of the Offer and applicable law.  All Warrants not purchased under the Offer (including Warrants not purchased because of invalid tenders), or Warrants properly withdrawn, will be returned to Warrantholders by the Depositary.

At the option of Hammerhead, the remaining Warrants may be redeemed at a price of US$0.10 per Warrant, upon at least 30 days' prior written notice, if, among other things, the last reported sales price of the Common Shares equals or exceeds US$10.00 per Common Share on the trading day prior to the date on which notice of the redemption is given.  In such a case, Warrantholders will be able to exercise their Warrants prior to the date of redemption for a number of Common Shares determined in accordance with the Amended and Restated Warrant Agreement among Hammerhead, Computershare Inc. and Computershare Trust Company, N.A. dated February 22, 2023 (the "Warrant Agreement").  At this time, the Warrants are not redeemable and Hammerhead has not issued a notice of redemption. For further information regarding the terms of the remaining Warrants and the Warrant Agreement, see Hammerhead's Tender Offer Statement on Schedule TO, as amended, including the offer to purchase (the "Offer to Purchase") and accompanying issuer bid circular (the "Circular") dated April 27, 2023, filed by Hammerhead with the U.S. Securities and Exchange Commission at www.sec.gov and the separate Offer to Purchase and Circular filed by Hammerhead with the applicable securities regulatory authorities in Canada under Hammerhead's profile on SEDAR at www.sedar.com.

R5 HHR FS Holdings LLC ("R5"), an affiliate of Hammerhead's principal shareholder, Riverstone Global Energy and Power Fund V (Cayman), L.P. and certain of its direct and indirect wholly-owned subsidiaries (the "Riverstone Fund V Entities") tendered 12,737,500 Warrants pursuant to the Offer.  The total gross proceeds to be received by R5 in connection with the Offer is US$12,737,500. Prior to the commencement of the Offer, R5 owned 12,737,500 Warrants which represented 44.6% of the Warrants that were issued and outstanding prior to the commencement of the Offer. Immediately following the take-up and payment of the Warrants by Hammerhead under the Offer, R5 will not own any Warrants.

Immediately before the commencement of the Offer, R5 owned 17,085,937 Common Shares (on a partially-diluted basis taking into account the Common Shares held by R5 and assuming the exercise of all Warrants then held by R5). This represented approximately 16.5% of the Common Shares issued and outstanding prior to the commencement of the Offer on a partially-diluted basis. Following the take-up and payment of the Warrants under the Offer, R5 will own 4,348,437 Common Shares. This represents approximately 4.8% of the Common Shares issued and outstanding as of the date hereof.

Following the take-up and payment of the Warrants under the Offer, the Riverstone Fund V Entities will collectively own or control 78,197,457 Common Shares representing approximately 86.0% of the Common Shares issued and outstanding as of the date hereof.

The disposition of the Warrants by R5 was made for investment reasons. Subject to applicable law, R5 may, from time to time, acquire additional Common Shares and/or other equity, debt or other securities or instruments of Hammerhead (collectively, "Securities") in the open market or otherwise, and reserves the right to dispose of any or all of its Securities, including the Common Shares, in the open market or otherwise at any time and from time to time, depending on market conditions, the business and prospects of Hammerhead and other relevant factors.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Warrants.

About Hammerhead Energy Inc.

HEI is a Calgary, Canada-based energy company, with assets and operations in Alberta targeting the Montney formation. Hammerhead Resources Inc., the predecessor entity to Hammerhead Resources ULC, a wholly owned subsidiary of HEI, was formed in 2009.

About R5 HHR FS Holdings LLC

The information in this press release relating to the ownership of Hammerhead securities by R5 has been prepared by and provided to Hammerhead by R5, and is being filed pursuant to National Instrument 62-103 - The Early Warning System and Related Take-Over Bid and Insider Reporting Issues, which also requires a report to be filed with regulatory authorities in each of the jurisdictions in which Hammerhead is a reporting issuer containing information with respect to the foregoing matters (the "Early Warning Report"). A copy of the Early Warning Report filed by R5 will appear on Hammerhead's profile on SEDAR at www.sedar.com

The address of R5 is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

Contacts:

For further information in respect of the Offer, please contact:

Scott Sobie

President & CEO

Hammerhead Energy Inc.

403-930-0560

Mike Kohut

Senior Vice President & CFO

Hammerhead Energy Inc.

403-930-0560

Kurt Molnar

Vice President Capital Markets & Corporate Planning

Hammerhead Energy Inc.

403-930-0560

For further information or to obtain a copy of the Early Warning Report, please contact:

R5 HHR FS Holdings LLC

c/o Riverstone Holdings LLC
712 Fifth Avenue, 36th Floor
New York, New York 10019
(212) 271-2943
Attention: Josh Prentice

Forward Looking Statements

Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this release include, but are not limited to: payment for the Warrants accepted for purchase under the Offer; the return of Warrants to Warrantholders by the Depositary; the number of Warrants and other securities of HEI expected to be issued and outstanding upon completion of the Offer; the number of Warrants held by R5 upon completion of the Offer; and the possible future redemption of Warrants.

Such forward-looking statements reflect the current views of HEI with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include but are not limited to: the impact of general economic and business conditions; commodity prices; foreign exchange rates and general market conditions; environmental risks; the ability of HEI to execute its business plan; pricing pressures and supply and demand in the oil and gas industry; general political and economic instability (including the ongoing Russian-Ukraine conflict), Hammerhead's expectations that the Offer will be funded by drawing on existing credit facilities; Hammerhead continuing to have sufficient capital resources and working capital following the completion of the Offer; and the anticipated benefits of the Offer. Readers are cautioned that the foregoing list is not exhaustive of all possible risks and uncertainties.

With respect to forward-looking statements contained in this press release, HEI has made assumptions regarding, among other things: conditions in general economic and financial markets; current and future commodity prices and royalty regimes; future exchange rates; royalty rates; future operating costs; timing and amount of net expenditures; that Hammerhead will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; number of Warrants properly tendered and not properly withdrawn prior to expiration of the Offer; and that Hammerhead will be able to draw on its existing credit facilities to fund the Offer.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Hammerhead. Hammerhead's actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. These forward-looking statements are made as of the date of this news release and Hammerhead undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.